Exhibit 99.1
TranS1 Appoints David J. Simpson to Board of Directors
WILMINGTON, N.C., June 15, 2010 — TranS1 Inc. (Nasdaq:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat advanced degenerative conditions affecting the lower lumbar region of the spine, today announced that it has appointed David J. Simpson to serve on its Board of Directors and as Chairman of the Audit Committee.
“TranS1 is fortunate to add a director of Dave’s caliber. He brings broad financial and business experience with several publicly traded medical device companies at both the officer and board level. TranS1 and all of our constituents will benefit from Dave’s addition to our Board.” stated Rick Randall, CEO of TranS1 Inc.
Mr. Simpson served as Vice President, Chief Financial Officer and Secretary of Stryker Corporation, a worldwide medical technology company from 1987 to 2002, and as Executive Vice President until his retirement in 2007. Mr. Simpson has been a member of the Board of Directors of Kinetic Concepts, Inc since 2003 and was a member of the Board of Directors of RTI Biologics, Inc. from 2002 until 2010.
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine. TranS1 currently markets the AxiaLIF family of products for single and multilevel lumbar fusion and the Vectre and Avatar posterior fixation systems for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
CONTACT:
Investors:
TranS1 Inc.
Joe Slattery, 910-332-1700
Executive Vice-President and Chief Financial Officer
or
Westwicke Partners
Mark Klausner, 443-213-0501
mark.klausner@westwicke.com
Source: TranS1 Inc.